Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Meg Wade (626) 535-5905
INDYMAC PROVIDES UPDATE
—Clarifies its position as a prime/Alt-A mortgage lender —
—Highlights strengths of federally chartered thrift structure —
—Receives investment grade credit rating upgrades from Moody’s and servicer rating upgrade to “Strong” from Standard and Poor’s —
— Provides credit outlook and comments on current mortgage market volatility —
PASADENA, Calif. – March 15, 2007 –
In light of current conditions impacting the subprime mortgage market, IndyMac Bancorp, Inc. (NYSE: NDE) (“Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), is providing this update to reaffirm the fundamental strength of its hybrid thrift/mortgage banking business model; clarify its position as a prime/Alt-A mortgage lender with minimal exposure to subprime; highlight the strengths of its federally chartered savings and loan (national thrift) structure in comparison to a mortgage REIT structure; and give additional information on the Company’s credit outlook.
Indymac’s exposure to subprime mortgages is small, and the Company’s credit performance statistics are reflective of prime/Alt-A mortgage lending.
Indymac has been inappropriately categorized by many media sources as a subprime lender, and we wish to clarify our position as predominantly a prime/Alt-A lender with the following facts:
1.	Based on the definition of subprime established by the Office of Thrift Supervision (OTS) for our regulatory filings, only 3.0 percent of Indymac’s $90 billion in mortgage loan production in 2006 was subprime.

2.	Indymac’s asset-backed securitizations (ABS) classified as subprime total $6.8 billion[1] and represent only 4.4 percent of our total $156 billion portfolio of loans serviced as of December 31, 2006.

3.	We do not rank among the top 25 subprime lenders in the country in any current industry survey, nor are we part of the ABX Index of the top 20 subprime issuers.

4.	Subprime mortgages generally include those loans where the borrower’s FICO score is 620 or below. In contrast the average FICO score on Indymac’s 2006 loan production was 701.
Alt-A loans are generally for prime credit quality borrowers who do not meet the published underwriting requirements of the GSEs, primarily because they choose not to fully document their income but instead elect to qualify for the loan based on their strong credit history, liquid cash reserves and home equity level. Despite not meeting the published underwriting requirements of the GSEs, most of our conforming-balance Alt-A loans are, in fact, eligible for sale to the GSEs pursuant to established contractual agreements. We do sell Alt-A loans to the GSEs when that is the best execution, and as of December 31, 2006, 21 percent of our $110 billion portfolio of Alt-A loans serviced for others was serviced for the GSEs.
Alt-A credit performance is considerably closer to prime, agency conforming loans than to subprime. As of December 31, 2006 (the most current industry data available), the 30+day delinquency percentage for Alt-A loans in the mortgage industry was 5.0 percent as compared to 22.7 percent for subprime loans.2 There is no current industry data available for agency conforming loans as the GSE’s have yet to file financial statements for 2006, which would include that data. Using Indymac’s agency conforming data as a proxy for the industry, our 30+day delinquency percentage was 2.52 percent as of December 31, 2006.
For Indymac’s total $156 billion portfolio of loans serviced, the 30+day delinquency rate was 5.43 percent of loan balance, or 5.57 percent of loan units, nearly identical to the 5.67 percent of loan units overall delinquency rate, including loans in foreclosure, for the largest independent mortgage lender in

[1]	Data on Indymac’s subprime ABS is sourced from First American LoanPerformance , a unit of real estate data specialist First American Real Estate Solutions, whose data includes mortgages that have been packaged and sold as mortgage-backed securities.

[2]	Data source First American LoanPerformance. All of Indymac’s delinquency statistics cited herein include loans in foreclosure in addition to delinquent loans. Other lenders’ statistics may not include loans in foreclosure.

the country, who is categorized as a prime lender. Indymac’s 30+day delinquency rate on its total $123 billion portfolio of Alt-A loans (which includes the $110 billion portfolio of Alt-A loans cited above plus $13 billion of loans held for sale and for investment on our balance sheet) was 5.40 percent as of December 31, 2006. 3 Of our $156 billion portfolio, we own the credit risk on $16 billion in our portfolios of loans held for sale (HFS) and held for investment (HFI). Loans in the HFS portfolio stay on our books for an average of 47 days (actual average for Q4-06). The loans in the HFI portfolio have an average loan size of $309,924, average FICO score of 716 and an average original loan-to-value ratio (LTV) of 73 percent. With approximately two years of seasoning in this portfolio and the home appreciation gains that have occurred during this time, we estimate that the average current LTV ratio is 61 percent.4 We also own the credit risk on $12 billion of our $140 billion portfolio of loans serviced for others in the form of residuals and non-investment grade securities. As of December 31, 2006, these securities were valued at $331 million, and we have credit reserves (estimated lifetime losses) embedded in the valuation totaling $473 million, or 3.8 percent of the underlying loans.
The ratio of non-performing assets (NPA) to total assets on the balance sheet is also an indicator of credit quality. As of year-end, Indymac’s NPA ratio stood at 0.63 percent of total assets. The NPA ratios for the largest independent mortgage lender in the country and the largest thrift were 1.19 percent and 0.80 percent, respectively.
Indymac’s thrift structure and capital and liquidity resources are a source of strength.
There are some parallels between what is happening in the subprime mortgage market today and the impact the global liquidity crisis of 1998 had on capital markets funded (non-depository) mortgage companies, particularly mortgage REITs. As was the case then, the most severe problems are being encountered by mortgage REITs. In 1998, Indymac was a mortgage REIT, a structure the current management team inherited in 1993 from our founders. When the liquidity crisis hit, we were forced to shrink our balance sheet dramatically in the 4th quarter of 1998 to raise liquidity, and this caused us to suffer our first and only quarterly loss, although we did record a profit for the full year of 1998.

[3]	Comparable data from First American LoanPerformance, which includes only Indymac’s Alt-A loans sold as mortgage backed securities, shows Indymac’s Alt-A 30+ day delinquency rate at 4.86 percent.

[4]	As of December 31, 2006, calculated based on the Office of the Federal Housing Enterprise Oversight House Price Index Metropolitan Statistical Areas data on a loan level basis.

After that experience, Indymac decided to shed its mortgage REIT structure, so that we would never again subject ourselves to this kind of liquidity risk. We gave up our REIT status at the end of 1999, and on July 1, 2000, Indymac became a federally chartered thrift. The thrift structure has enabled us to diversify our funding sources and substantially improve our overall liquidity position as shown in the table below:

	Indymac’s Corporate Structure:
	Federally
	Chartered Thrift	Mortgage REIT
($ in millions)	December 31, 2006	September 30, 1998
Total Assets	$29,495	$7,350
Shareholders’ Equity	$2,028	$926
Equity to Assets	7%	13%
Regulatory Capital Ratios (Core/Risk-based)	7.39%/11.72%	n/a
Operating Liquidity (quarterly avg.)	$2,392	$151
Funding Sources:
Deposits	42%	0%
FHLB Advances	40%	0%
Asset-backed Commercial Paper & Other Securitized Borrowings	11%	1%
Reverse Repurchase Facilities	5%	84%
Trust Preferred	2%	0%
Revolving Bank Lines	0%	14%
Other Unsecured Debt	0%	1%

Total Borrowings	100%	100%

Today, Indymac has over $2.4 billion of liquidity, with roughly $11 billion of deposits, $10.4 billion of FHLB borrowings, $2.1 billion of asset backed commercial paper programs (and other securitized borrowings), $0.5 billion of Trust Preferred securities, $2 billion of shareholders’ equity, and only $1.4 billion of reverse repurchase (repo) borrowings from Wall Street (on our most liquid assets). In addition, it should be noted that during this uncertain period, Indymac has not had any financing facilities terminated or reduced, nor have we received any margin calls.
We are now the 7th largest thrift in the nation, as measured by total assets. One manifestation of the overall financial strength we have achieved with our thrift structure is strong long-term corporate credit ratings. Moody’s Investor Service has recently upgraded the long-term credit ratings for Indymac Bank and Indymac Bancorp, Inc. from Baa3 and Ba1 to Baa2 and Baa3, respectively. Both ratings are considered “Investment Grade”, and these ratings are on a par with Standard and Poor’s ratings of BBB and BBB- for Indymac Bank and IndyMac Bancorp, Inc., respectively.
In addition, Standard and Poor’s just recently completed its Servicer Rating Audit/Review of Indymac and upgraded the Company’s prime and subprime “Servicer Ratings” from “Above Average” to “Strong,” the highest rating available. In its ratings upgrade Standard and Poor’s commented as follows:
“The ratings reflect Indymac’s experienced management team, strong internal controls, fine training regimen and good IT environment ... Default statistics reflect that the company effectively manages its delinquent assets, thus mitigating potential losses. Indymac continues to receive favorable ratings from its investors for investor reporting and default management”
Given the stability of our business foundation and our success in executing on our strategies, we have grown to become the 7th largest mortgage lender in the nation as of the fourth quarter of 2006, according to National Mortgage News.
Indymac’s credit costs are projected to increase but remain manageable.
Embedded in our 2007 outlook is a continuation of the current challenging and volatile environment for housing, mortgage lending and the secondary market. Based on this environment and given our prior underwriting guidelines, which provide the basis for our current loan portfolio and the loans we have sold on which we still retain credit risk, we expect that our loan delinquencies and NPAs will continue to rise significantly in 2007, similar to other top prime home lenders. We are forecasting that our NPAs could rise from 0.63 percent at year-end to 1.50 percent to 2.0 percent during 2007.5 Two factors could impact the NPA ratio and drive it higher than 1.50 percent to 2.0 percent: worsening housing market conditions and lower levels of sales of NPAs than in the past. In the past, there has been a liquid market for selling NPAs, but this market has recently become less liquid. As such, we may elect to keep more NPAs on our balance sheet and work them out (including through the sale of REOs), given our strong liquidity and expertise in this area, rather than sell them at “firesale” prices into a depressed market.

[5]	Indymac operated with NPAs as high as 3.29 percent on average in 1999 and was able to remain solidly profitable, with an ROE of 8 percent for that year.

To improve our credit performance and earnings in the future, we tightened our underwriting guidelines throughout 2006 and substantially accelerated this tightening in 2007 for the two loan categories — 80/20 “piggybacks” and subprime — causing our greatest credit losses.6 Applying these guideline cutbacks (and cutbacks on other products as noted in Appendix A) to our loan production in the fourth quarter of 2006, we would have eliminated approximately 51 percent of our 80/20 piggyback and subprime production, reduced our overall production by 15.9 percent and eliminated $12.1 million in credit losses on mortgage loans held for sale, or 69 percent of the credit losses. While these cutbacks will have a positive impact going forward, it will take time for them to work through our production and positively impact our credit performance metrics. We expect to realize these benefits by the second half of 2007.
With respect to our current business, while our product guideline cutbacks and pricing adjustments will strengthen our credit performance in future periods, they are not as yet decreasing our current production volumes. Despite our guideline cuts, we expect to generate roughly $26 billion in new loan production in the first quarter, flat to the record production we achieved in Q4-06 and up 30 percent over the first quarter of last year. In addition, business has recently accelerated as our existing mortgage professional customers and many new customers see us as a strong and reliable partner during these turbulent times. Our pipeline of loans in process as of February 28, 2007 was $13.7 billion, up 16 percent from year-end and up 11 percent from the prior year.
Built into the 1.50 percent to 2.0 percent overall NPA forecast is a forecast that the NPA ratio in our Homebuilder Division (subdivision construction loans) could rise to roughly 10.0 percent during the first half of the year. However, we analyze each specific loan individually in this portfolio and do not forecast significant losses coming from the portfolio at this time. The forecasted increase in NPAs in this division is anticipated to be concentrated in a few large borrowers. We have tightened our guidelines such that loans of this size and type would no longer be approved.
Also embedded in the 1.50 percent to 2.0 percent overall NPA forecast is an expectation that loan repurchases will rise in the coming quarters as a result of a combination of increased production volumes, Wall Street firms becoming more aggressive on repurchase demands, and credit

[6]	Note: One large mortgage lender got a lot of fanfare last week when it cut out 100 percent financing for subprime borrowers. Indymac stopped originating 100 percent financing for subprime borrowers in the 1st quarter of 2006.

deterioration, the majority of which will be associated with products we eliminated by tightening our guidelines over the past month or so. Indymac’s repurchases in the fourth quarter of 2006 were at a run rate of just under $300 million per year. We are forecasting repurchases for all of 2007 at roughly $600 million, with a greater percentage of these coming in the first half of the year and tapering off as our guideline tightening begins to run through our production. As a result, we forecast that credit costs7 in our mortgage production and sales business will increase. We see these credit costs — which were 13.3 bps of loan sales, or 10.6 percent of our mortgage banking revenue (MBR) margin, in Q4-06 — increasing to a range of 15 bps to 25 bps of loan sales for the full year 2007, with the first half in the range of 20 bps to 30 bps and the second half between 10 bps and 20 bps. These credit costs have been factored into our earnings forecast and, we believe, will remain manageable. Again, if conditions in the housing and mortgage markets worsen substantially from our current expectations, this could have a material adverse impact on our earnings from our current earnings forecast.
Financial Freedom, our reverse mortgage subsidiary, has been a notable success for Indymac since its acquisition in 2004. This entity has been the clear market leader in reverse mortgages with over a 50 percent market share, and, until recently, there have been few major competitors in this business. In the past two years, we have been able to leverage Indymac’s secondary marketing expertise to substantially expand Financial Freedom’s revenue margins to what became outsized and unsustainable levels. This contributed to Financial Freedom earning $54 million and a strong ROE of 56 percent in 2006, up from $25 million and an ROE of 39 percent in 2005. We expect Financial Freedom’s profit contribution to continue to be strong in the first quarter of 2007 and reach an all-time record of roughly $26 million. However, profits are expected to drop substantially in the second quarter (but resume growing thereafter), as new entrants into the reverse mortgage business exert competitive pressures, reducing revenue margins to more normal levels. For the full year, we expect Financial Freedom to increase its loan production volume by 30 percent over 2006 and profits by 12 percent to approximately $61 million, representing an ROE of 49 percent.
Regulatory Update
Indymac’s regulator, the Office of Thrift Supervision (OTS), is up to date on our operations, financial position and prospects for 2007. We have a positive and constructive relationship with them, which includes regular feedback and suggestions or ideas for improvement. As a result of our strong financial condition, including solid earnings and strong liquidity, and prudent regulatory compliance

[7]	These credit costs include both a credit mark-to-market on loans held for sale and a secondary market warranty accrual.

and risk management, we have not been directed by our regulators to change our business or financial position.
Conclusions
“Clearly, the mortgage market and, in particular, the secondary market for mortgages are in a state of irrational panic right now, making it virtually impossible to predict short-term loan production and sales volumes or earnings with any reasonable precision until things settle down,” commented Michael W. Perry, Chairman and CEO of Indymac. “With that said, at this point our view that in the first half of 2007 Indymac would earn around a 10 percent ROE and in the second half ... as our credit tightening and pricing changes take affect and hopefully the markets settle down ... could earn around a 15 percent ROE still looks, roughly speaking, right.
It is no fun to have this current level of turmoil in the mortgage business and have our earnings and stock price decline, causing stress and anxiety for our shareholders and employees. And, while we don’t wish any of our competitors ill, the current “firestorm” in our industry is exactly what is needed to restore rationality and discipline to the mortgage business, and this will ultimately be very positive for strong companies like Indymac. Let me leave you with some recent wisdom from Warren Buffett. When asked in a CNBC interview this week what he thinks is the number one threat to the stock market and the capital markets overall, Mr. Buffett’s response was:
‘Long term they’ll do fine owning American equities. I have no idea what the market will do next week, next year, zero. I don’t think about it. If I thought about it, it wouldn’t do any good. The main thing an investor needs is the proper temperament. He doesn’t have to have 150 IQ, he doesn’t have to be an expert on accounting, but he does have to keep his balance when untoward things happen in the market. The reason investors do poorly is they beat themselves. The Dow went from 66 to 11,400 in the last century. You’d think it would be pretty hard not to do well if you go from 66 to 11,400. The people who didn’t do well are the people who panicked at the wrong time, came in because stocks were popular and left when they were unpopular. So you have to have an emotional stability. If you have an emotional stability and you stick with American businesses, you’re going to do fine.’”
*          *          *          *          *          *          *

Indymac Stock Holdings and Stock Sales for Top Three Executives:

			Number of
	Number of	Number of	Indymac
	Indymac	Indymac	Shares Sold
	Shares	Stock Options	from 1/1/06
	Currently	Currently	through
Executive	Owned	Vested	3/13/07
Michael W. Perry Chairman and CEO	214,502	2,508,086	Zero
Richard H. Wohl President	104,095	895,905	Zero
A. Scott Keys Chief Financial Officer	4,159	135,595	Zero
Appendices attached:
A — Recent Guideline Cutbacks
B — Delinquency Data on Mortgage Servicing Portfolio
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top five mortgage lender in the U.S. by 2011, with a long-term goal of providing returns on equity of 15 percent or greater. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
CONTACT: IndyMac Bancorp, Inc.
Meg Wade
Phone: (626) 535-5905
E-mail: meg.wade@indymacbank.com

Appendix A
Recent Guideline Cutbacks*

					4th Quarter
				4th Quarter	Credit	Percent of
				Credit	Losses on	4th Quarter
			Percent of	Losses on	LHFS	Credit
Product			4th Quarter	Loans Held	Related To	Losses on
Group	4th Quarter	Production	production	for Sale	Eliminated	LHFS
($ in millions)	Production	Eliminated	Eliminated	(LHFS)	Production	Eliminated
80/20 Piggybacks	$4,990	$2,689.5	53.9%	$10.27	$9.06	88.2%
Subprime	$1,155	$444.7	38.5%	$3.12	$2.64	84.4%
Alt-A and Prime	$11,205	$586.5	5.2%	$2.10	$0.01	0.3%
Option ARM	$5,201	$211.3	4.1%	$1.42	$0.02	1.7%
Second Liens (CES and HELOCs)	$1,169	$201.7	17.3%	$0.41	$0.40	96.8%
Consumer Construction	$785	$1.2	0.2%	$0.34	$—	—%
Reverse Mortgages	$1,441	$—	—%	$—	$—	—%
Total	$25,946	$4,134.9	15.9%	$17.66	$12.12	68.6%

*	Includes some guideline cutbacks that are scheduled to take place on March 19, 2007.

Appendix B
Delinquency Data on Mortgage Servicing Portfolio
All Loan delinquencies include loans in foreclosure and are based on loan UPB using the MBA basis. (The 2006 Q4 Total Serviced delinquencies include 55 bps of loans in foreclosure)
UPB $ in thousands
Total Serviced

	UPB	30+		60+	90+	REO
2006Q4	155,655,692	5.43	%(1)	2.30%	1.42%	0.17%
2006Q3	139,021,891	4.90%		1.94%	1.11%	0.13%
2006Q2	122,111,715	4.37%		1.49%	0.89%	0.12%
2006Q1	109,703,064	3.62%		1.44%	0.83%	0.12%
2005Q4	95,858,723	4.11%		1.59%	0.94%	0.12%
First Liens
Agency Conforming

	UPB	30+	60+	90+	REO
2006Q4	6,464,343	2.52%	0.99%	0.58%	0.08%
2006Q3	6,236,500	2.59%	1.00%	0.56%	0.08%
2006Q2	6,191,006	2.27%	0.86%	0.51%	0.07%
2006Q1	6,146,023	2.16%	0.87%	0.55%	0.09%
2005Q4	6,120,310	2.62%	1.08%	0.67%	0.08%
Alt-A

	UPB	30+	60+	90+	REO
2006Q4	123,340,076	5.40%	2.12%	1.28%	0.15%
2006Q3	109,606,506	4.81%	1.72%	0.93%	0.11%
2006Q2	94,960,194	4.25%	1.24%	0.71%	0.10%
2006Q1	84,826,702	3.38%	1.21%	0.65%	0.10%
2005Q4	73,240,442	3.77%	1.30%	0.74%	0.09%
Subprime

	UPB	30+	60+	90+	REO
2006Q4	4,634,976	27.12%	15.42%	10.08%	1.66%
2006Q3	4,277,396	26.09%	14.82%	9.61%	1.43%
2006Q2	4,022,205	23.94%	13.00%	8.38%	1.29%
2006Q1	3,991,461	20.32%	11.28%	7.48%	1.20%
2005Q4	3,834,884	23.33%	12.21%	7.76%	1.08%

(1)	5.57 as a percentage of units

Lot Loans

	UPB	30+	60+	90+	REO
2006Q4	1,726,187	4.57%	2.20%	1.59%	0.04%
2006Q3	1,798,074	4.06%	1.72%	1.23%	0.03%
2006Q2	1,859,607	3.29%	0.67%	0.33%	0.02%
2006Q1	1,856,605	2.24%	0.55%	0.15%	0.02%
2005Q4	1,756,295	3.09%	0.77%	0.33%	0.02%
Reverse Mortgages

	UPB	30+	60+	90+	REO
2006Q4	13,068,747	0.00%	0.00%	0.00%	0.00%
2006Q3	11,554,888	0.00%	0.00%	0.00%	0.00%
2006Q2	10,294,332	0.00%	0.00%	0.00%	0.00%
2006Q1	8,914,824	0.00%	0.00%	0.00%	0.00%
2005Q4	7,757,545	0.00%	0.00%	0.00%	0.00%
Second Liens
HELOC

	UPB	30+	60+	90+	REO
2006Q4	3,551,054	2.03%	0.97%	0.55%	0.00%
2006Q3	3,288,214	1.33%	0.60%	0.34%	0.00%
2006Q2	2,886,374	0.86%	0.38%	0.22%	0.00%
2006Q1	2,422,579	0.67%	0.29%	0.16%	0.00%
2005Q4	2,102,895	0.61%	0.27%	0.15%	0.00%
Closed-end Seconds

	UPB	30+	60+	90+	REO
2006Q4	2,870,308	7.82%	4.01%	2.68%	0.07%
2006Q3	2,260,313	6.52%	3.12%	1.90%	0.02%
2006Q2	1,897,995	5.51%	2.60%	1.64%	0.02%
2006Q1	1,544,871	6.55%	2.10%	1.13%	0.03%
2005Q4	1,046,352	5.21%	2.04%	1.08%	0.03%
Summary as of December 31, 2006

(UPB $ in millions)	UPB	% of total
Agency Conforming	6,464	4.2%
Alt-A	123,340	79.2%
Subprime	4,635	3.0%
Lot Loans	1,726	1.1%
Reverse Mortgages	13,069	8.4%
HELOC	3,551	2.3%
Closed-end Seconds	2,870	1.8%
Total Serviced	155,656	100%
Excludes Consumer and Commercial Construction commitments.

Notes
Agency Conforming - First mortgage loans sold to and serviced for agencies that meet eligibility and approval standards of Fannie Mae and Freddie Mac underwriting guidelines.
Alt-A - First mortgage loans to prime credit quality borrowers that do not meet agency underwriting guidelines. Characteristics of these loans primarily reflect higher loan balances than allowed by agency guidelines and/or lower documentation levels. The majority of the conforming balance loans are eligible for sale to the agencies pursuant to Indymac’s forward price protection agreements.
Subprime - First mortgage loans to borrowers with one or more of the following characteristics: FICO score less than 620; late mortgage payment in the last 12 months; bankruptcy within the last 24 months; or foreclosure within the last 36 months.
Indymac Alt-A and Subprime Securitizations
(as reported by Loan Performance)
(UPB $ in thousands)
Industry “Alt A” Securitizations

	UPB	30+	60+	90+
2006Q4	600,609,004	5.01%	2.38%	1.63%
2006Q3	611,831,333	3.89%	1.68%	1.11%
2006Q2	584,891,180	3.13%	1.23%	0.82%
2006Q1	521,452,411	2.69%	1.14%	0.78%
2005Q4	466,674,322	3.30%	1.23%	0.77%
Indymac Alt-A Securitizations

	UPB	30+	60+	90+
2006Q4	51,073,671	4.86%	2.15%	1.32%
2006Q3	52,813,957	3.79%	1.37%	0.74%
2006Q2	50,214,040	2.78%	0.85%	0.45%
2006Q1	45,024,688	2.26%	0.67%	0.35%
2005Q4	35,604,072	2.57%	0.76%	0.38%
Reconciliation of Indymac “Alt A” collateral as of December 31, 2006

	UPB	%
Indymac Alt A Securitizations per Loan Performance (above)	51,073,671	41%
Alt A loans included in subprime ABS securities	2,270,438	2%
Alt A serviced for the GSEs	22,966,104	19%
Indymac Alt A HFI and HFS	13,337,413	11%
Alt A loans — predominantly whole loan sales with servicing retained by Indymac	33,692,450	27%

TOTAL ALT A	123,340,076	100%

Industry Subprime Securitizations

	UPB	30+	60+	s90+
2006Q4	638,261,495	22.74%	13.92%	10.08%
2006Q3	684,736,326	18.34%	10.71%	7.54%
2006Q2	682,675,363	15.43%	8.66%	6.16%
2006Q1	652,633,821	13.61%	7.94%	5.77%
2005Q4	624,090,840	15.37%	8.32%	5.68%
Indymac Subprime Securitizations

	UPB	30+	60+	90+
2006Q4	6,849,682	25.10%	15.33%	10.69%
2006Q3	6,800,688	19.92%	11.44%	7.76%
2006Q2	5,815,999	19.68%	10.79%	7.23%
2006Q1	5,965,738	15.70%	8.56%	5.77%
2005Q4	4,798,034	19.38%	10.44%	6.82%